Exhibit 23.2

Consent of Independent Auditor

Armada Hoffler Properties, Inc.
Virginia Beach, Virginia

We hereby consent to the incorporation by reference in the Registration Statements of Armada Hoffler Properties, Inc., on Form S-3 (Nos. 333-196473 and 333-204063) and Form S-8 (No. 333-188545) of our reports dated October 19, 2016, with respect to the (i) Statement of Revenues and Certain Operating Expenses of Southgate Square and the (ii) Statement of Revenues and Certain Operating Expenses of Southshore Shops for the year ended December 31, 2015, which reports appear in the accompanying Current Report on Form 8-K of Armada Hoffler Properties, Inc.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia
October 19, 2016